BioVie Secures Up to a $25.0 Million Debt Facility with Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund II, L.P.

Reno, NV, December 1, 2021 – BioVie Inc., (NASDAQ: BIVI) (“BioVie” or the “Company”) a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders and advanced liver disease, entered into a debt facility with Avenue Venture Opportunities Fund, L.P. and Avenue Venture Opportunities Fund II, L.P. (Collectively “the Avenue Venture Funds”) providing up to $25 million with the initial $15 million funded at the close on November 30, 2021.

“We are pleased to partner with the Avenue Venture Funds as we prepare for a catalyst-rich 2022, which includes anticipated top-line data from both our Phase 2b trial of BIV201 in refractory ascites and our Phase 3 trial of NE3107 in Alzheimer’s,” said Cuong Do, CEO of BioVie. “This non-dilutive funding provides us with the capital to take us through several key clinical milestones and to support continued advancement of our programs in additional indications as we initiate a Phase 2 trial of NE3107 in Parkinson’s disease that is expected to have topline data readout in the first half of 2022 and initiate a Phase 3 trial of BIV201 in the treatment of hepatorenal syndrome-acute kidney injury.”

Chad Norman, Senior Portfolio Manager with Avenue Venture Funds, commented, “We are excited to be working with the team at Biovie to help bring forward new and innovative therapies for patients with several unmet medical needs.”

About Avenue Venture Opportunities

The Avenue Venture Opportunities Funds seek to provide creative financing solutions to high-growth, venture capital-backed technology and life science companies. The Avenue Venture Opportunities Funds focus generally on companies within the underserved segment of the market created by the widening financing gap between commercial banks and larger debt funds. For additional information on Avenue Capital Group, which is a global investment firm with assets estimated to be approximately $11.6 billion as of June 30, 2021, please visit www.avenuecapital.com

About BioVie

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing innovative therapies to overcome unmet medical needs in chronic debilitating conditions. In liver disease, the Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated in a US Phase 2 study for the treatment of refractory ascites due to liver cirrhosis with top-line results anticipated in mid-2022. The Company is also planning a pivotal Phase 3 study of BIV201 in the treatment of hepatorenal syndrome-acute kidney injury (HRS-AKI) in 2022, subject to FDA’s review and authorization. BIV201 is administered as a patent-pending liquid formulation. The active agent is approved in about 40 countries for related complications of advanced liver cirrhosis but is not available in the US or Japan. In neurodegenerative disease, BioVie acquired the assets of NeurMedix Inc., including NE3107 that inhibits inflammatory activation of ERK and NFB (e.g., TNF transcription) that leads to neuroinflammation and insulin resistance, but not their homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both are drivers of Alzheimer’s and Parkinson’s diseases. The Company is conducting a potentially pivotal Phase 3 randomized, double blind, placebo controlled, parallel group, multicenter study to evaluate NE3107 in subjects who have mild to moderate Alzheimer's disease (NCT04669028). An estimated six million Americans suffer from Alzheimer’s. BioVie has initiated this study and is targeting primary completion in late 2022. A Phase 2 study of NE3107 in Parkinson’s disease has been authorized by the FDA to start the first of the year in 2022, and related compounds have additional potential to treat certain cancers. NE3107 is patented in the United States, Australia, Canada, Europe, and South Korea. For more information, visit www.bioviepharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein due to the Company's ability to successfully raise sufficient capital on reasonable terms or at all, available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends, our ability to complete our clinical studies and to obtain approval for our product candidates, to successfully defend potential future litigation, changes in local or national economic conditions as well as various additional risks, many of which are now unknown and generally out of the Company's control, and which are detailed from time to time in reports filed by the Company with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:

Contact: Bruce Mackle Managing Director LifeSci Advisors, LLC bmackle@lifesciadvisors.com